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                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE

Contact:  Jim Burke                     Mary Sharpless
          C-Cube Microsystems           C-Cube Microsystems
          (408) 944-6300                (408) 944-8628
          jim.burke@c-cube.com          mary.sharpless@c-cube.com


              C-CUBE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE DIVICOM

MILPITAS, CALIF. - MAY 28, 1996 - C-Cube Microsystems Inc. (NASDAQ: CUBE) and privately-held DiviCom Inc. - both leaders in digital video - today announced that the two companies have signed a definitive merger agreement whereby C-Cube will acquire all of the outstanding shares of DiviCom that it does not already own. This agreement creates the most comprehensive digital video technology supplier in the world today.

In this transaction, C-Cube will acquire DiviCom for $70 million in cash and approximately 2.4 million shares of C-Cube stock. The number of shares of C-Cube stock issued in the transaction may be adjusted by up to 10% at closing depending on the price of C-Cube stock during the twelve days prior to closing. C-Cube currently owns 5.4% of DiviCom's fully diluted shares outstanding. This transaction is being accounted for as a purchase and, based on a preliminary valuation, C-Cube anticipates taking a write-off of approximately $150 million for in-process R&D upon closing of the transaction.

"C-Cube has been instrumental in the worldwide deployment of digital video, from VideoCD to digital satellite services such as DirecTV and EchoStar's DISH network. Such networks are the first of many digital video networks that are being deployed. A half-dozen network architectures - including digital satellite, wireless cable, digital cable, switched digital and ADSL - are vying to deliver digital video into the home," said Alex Balkanski, president and CEO of C-Cube Microsystems. "Ensuring network interoperability and reducing settop cost is the key to widespread consumer adoption."

"The acquisition of DiviCom - the emerging leader in digital video networking - will allow us to support customers with end-to-end digital video networking solutions as well as secure the system and networking expertise needed for C-Cube to design the best encoding and decoding components for leading electronics companies," continued Balkanski. "We will thereby accelerate our strategic goal of bringing digital video into every home, worldwide."


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C-CUBE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE DIVICOM

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"DiviCom and C-Cube have compatible business strategies based on open standards, interoperability and diverse business relationships with partners and customers," said Nolan Daines, president and CEO of DiviCom. "We will continue the any exciting development programs and fruitful relationships that both companies have in place while finding important new synergies to accelerate the deployment of digital video networks."

In the combined company, DiviCom will operate as a separate, wholly-owned subsidiary. Nolan Daines will serve as president of the subsidiary, which will maintain separate marketing, sales, operations, and research and development organizations. The finance and administration organizations of the two companies will be combined. As a separate subsidiary, DiviCom will continue to design and market digital video encoders, multiplexers and other network components, and the subsidiary will continue its innovative and trend-setting strategy of licensing settop designs to high-volume manufacturing partners worldwide.



ABOUT DIVICOM INC.

DiviCom designs, markets and deploys software, semiconductor and system solutions for end-to-end digital video networks. DiviCom provides system integration services and sells digital video encoders directly to video network system operators. The company licenses its software and settop converter designs to a wide number of third-party manufacturers. DiviCom solutions allow its customers to deploy high-quality, cost-effective digital video to consumers over various high-bandwidth wired or wireless communication networks.

C-Cube currently supplies integrated circuits to DiviCom for incorporation in DiviCom's systems. C-Cube also licenses certain DiviCom core technology for use in its settop chip products.

DiviCom was founded in April 1993 and has grown its revenues from $319,000 in 1994 to $34.1 million in 1995. This growth resulted from the deployment of digital video networks by its global customer base. The Company's customers include Bell Atlantic, EchoStar and Thomson Consumer Electronics, which in January 1996 selected DiviCom to provide the head-end equipment used in TeleTV's digital MMDS home video delivery system for Bell Atlantic, Pacific Telesis, and NYNEX.


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C-CUBE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE DIVICOM

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ABOUT C-CUBE MICROSYSTEMS

C-Cube is the leading provider of digital video semiconductor solutions, which implement international standards for digital video, including MPEG 1 and MPEG 2. C-Cube's Emmy award winning encoder chips form the heart of digital video networks worldwide. C-Cube's encoders are also widely used to master titles for consumer electronics formats such as VideoCD and DVD. C-Cube's decoder chips are the principal components in a wide range of consumer electronics and communication products, including settop decoders for all major digital video networks, for VideoCD and for DVD. C-Cube customers include RCA, JVC, Panasonic, Sony, Samsung, Hyundai, as well as many others. C-Cube had revenues of $124.6 million and net income of $24.9 million in fiscal 1995.

C-Cube Microsystems has its headquarters in Milpitas, California and has offices in North America, Europe, and Asia. The company employs 380 people worldwide. Its stock is traded on the NASDAQ National Market under the symbol CUBE. C-Cube can be reached at +1.408.944.6300 or on the World Wide Web at http://www.c-cube.com.

                                      # # #

C-Cube and the C-Cube logo are trademarks of C-Cube Microsystems. DiviCom is a trademark of DiviCom Inc. All other trademarks are the property of their respective owners.